Exhibit 99.1

Duos Technologies Reports Second Quarter 2026 Results

Q2 2026 Revenue Increases Nearly 30%, Driven by Initial Ramp in AI and Data Center Deployments

Over $100 Million in Growth Capital Secured Through Multiple Transactions

Company Reaffirms 2026 Guidance for 25 MW Deployed and Over $50 Million in Revenue

JACKSONVILLE, FL / Globe Newswire / August 17, 2026 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a leading provider of adaptive, modular, and scalable Edge Data Center solutions, reported financial results for the second quarter (“Q2 2026”) ended June 30, 2026.

Second Quarter 2026 and Recent Operational Highlights

•	Signed five-year, 55 MW hosting agreements with Axe Compute valued at more than $500 million, representing a significant commercial milestone in the Company’s strategy to develop and operate high-density AI infrastructure
•	Entered into an exclusive term sheet with 0Lat LLC for a proposed structured lease across a 15-site, 225-cabinet Edge Data Center portfolio in Texas and Georgia, initiating a 90-day exclusivity and confirmatory diligence period
•	Completed the sale of the Company’s wholly owned rail technology subsidiary, Duos Technologies, Inc. The divestiture marks the completion of a broader strategic repositioning and enables the Company to fully concentrate its resources on its Edge Data Center and AI infrastructure businesses through Duos Edge AI, Inc. and Duos Technology Solutions, Inc.
•	Secured $111 million in contracted revenue with an investment-grade hyperscaler to provide 10 MW of critical IT-load capacity for five years at its Columbus, Georgia data center campus
•	The Company now has 25 MW contracted with all 25 MW planned for deployment in 2026, demonstrating accelerating demand and an ability to rapidly design, manufacture, and deploy modular infrastructure in underserved Tier 3 and Tier 4 markets
•	Received $50.4 million in proceeds from the sale of substantially all the assets of New APR Energy, LLC, in which the Company held a 5% minority stake of the parent company
•	Closed $55 million registered direct offering with a single large institutional investor, providing additional financial support for the Company’s growth plans, including the acquisition of its Columbus facility and related infrastructure investments to fulfill contracted customer deployments and expand the campus
•	Hosted six (6) open houses with additional events and grand openings planned, showcasing the continued expansion of the Company’s EDC pipeline to support increasing demand for AI inference, training, and high-performance computing workloads
•	Added to the Russell 2000® Index as part of the 2026 Russell indexes annual reconstitution

Second Quarter 2026 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Edge AI, Inc., Duos Technology Solutions, Inc. and Duos Energy Corporation (“Duos Energy”).

Total revenues for Q2 2026 increased 30% to $6.18 million compared to $4.77 million in the second quarter of 2025 (“Q2 2025”). Total revenue for Q2 2026 represents an aggregate of approximately $3.23 million of Technology Solutions revenue, $2.91 million of Services and Consulting revenue, and approximately $.03 million of Hosting revenue. The increase in revenue was driven primarily by the increase in Technology Solutions revenue, which was partially offset by a decrease in Services and Consulting revenue in connection with the Company’s continued reduction in the scope of services provided under the Duos Energy Asset Management Agreement (the “AMA”) and the sale by New APR of substantially all of its assets in May 2026.

The Technology Solutions business unit provides manufacturer-agnostic infrastructure sourcing, integration, and value-added supply chain services supporting data center, AI, and enterprise deployments. The Company expects services revenue from both its hosting and technology solutions to increase throughout 2026. This growth is expected to be driven by the deployment of additional edge data centers coming online as well as expanding Technology Solutions revenue tied to growth in the data center market.

Cost of revenues for Q2 2026 decreased 9% to $2.73 million compared to $2.99 million for Q2 2025. The decrease was primarily due to reduced costs associated with the previously mentioned AMA and the wind-down of AMA-related activities.

Gross margin for Q2 2026 increased 94% to $3.45 million compared to $1.78 million for Q2 2025. Gross margin improved primarily due to the significantly reduced cost of revenues associated with the AMA and the growing contribution of the Technology Solutions business.

Operating expenses for Q2 2026 increased 2% to $3.40 million compared to $3.32 million for Q2 2025. The increase in expenses was attributable to increases in sales and marketing expenses as additional resources were deployed to support business development for the Edge Data Center and Technology Solutions businesses as well as general and administration expenses.

Net operating income for Q2 2026 totaled $0.05 million compared to net operating loss of $1.54 million for Q2 2025, our first positive operating quarter as a data center infrastructure company. The decrease in the loss was primarily driven by the favorable impact of increased Technology Solutions revenue, accelerated recognition of the remaining AMA-related deferred revenue, and improved gross margins.

Net income before taxes for Q2 2026 totaled $53.64 million compared to net loss of $1.62 million for Q2 2025. The increase in net income was primarily attributable to the gain on sale of investments previously noted in connection with the sale of substantially all of New APR’s assets. Basic and diluted net income per common share was $1.61 and a loss of $0.14 and $1.37 and a loss of $0.14 for the three months ended June 30, 2026 and 2025, respectively.

Cash and cash equivalents at June 30, 2026 totaled $112.31 million compared to $15.47 million at December 31, 2025. In addition, the Company had over $15.90 million in receivables and contract assets for a total of approximately $128.21 million in cash and expected short-term liquidity.

Six Month 2026 Financial Results

Total revenues decreased 4% to $8.32 million from 8.68 million in the same period last year. Total revenue for the first six months of 2026 represents an aggregate of approximately $3.79 million of Technology Solutions revenue, $4.46 million of Services and Consulting revenue, and approximately $.06 million of Hosting revenue. The decrease in total revenues was primarily driven by the previously noted decrease in Services and Consulting revenue in connection with the Company’s continued reduction in the scope of services provided under the AMA and the sale by New APR of substantially all of its assets in May 2026.

Cost of revenues decreased 32% to $3.82 million from $5.65 million in the same period last year. The decrease in cost of revenues was primarily due to reduced costs associated with the previously mentioned AMA and the wind-down of AMA-related activities.

Gross margin increased 48% to $4.50 million from $3.03 million in the same period last year. Gross margin improved primarily due to the significantly reduced cost of revenues associated with the AMA and the growing contribution of the Technology Solutions business.

Operating expenses increased 49% to $7.63 million from $5.11 million in the same period last year. The increase in expenses was largely attributable to increases in sales and marketing expenses as additional resources were deployed to support business development for the Edge Data Center and Technology Solutions businesses as well as general and administration expenses.

Net operating loss totaled $3.13 million compared to net operating loss of $2.07 million in the same period last year. The increase in loss from operations was primarily driven by higher operating expenses, offset by growth in Technology Solutions revenue and accelerated recognition of the remaining AMA-related deferred revenue.

Net income before taxes totaled $50.60 million compared to net loss of $2.44 million in the same period last year. The increase in net income was primarily attributable to the gain on sale of investments previously noted in connection with the sale of substantially all of New APR’s assets. Basic and diluted net income per common share was $1.70 and a loss of $0.21 and $1.41 and $0.21 for the six months ended June 30, 2026 and 2025, respectively.

Financial Outlook

At the end of the second quarter, the Company’s bookings represented approximately $43.5 million in revenue, of which all is expected to be recognized during the year, including contracted backlog and near-term anticipated awards. In addition, approximately $1.1 million of contracted Technology Solutions deferred revenue recorded in 2025 will be recorded as revenue in 2026, further supporting near-term performance. Duos Technology Solutions continues to add new customers and has approximately $28 million in backlog so far in 2026.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2026, the Company is reconfirming its expectation for total revenue in 2026 to exceed $50 million. A significant portion of this revenue is anticipated to be recognized in the second half of the year, aligned with project timing and infrastructure deployments, supporting continued operating leverage and progression toward the Company growth strategy.

Adjusted EBITDA for the second quarter of 2026 was $0.5 million. The Company did not report adjusted EBITDA in the prior-year period. Adjusted EBITDA was positive for the quarter, and the Company expects profitability to continue to improve as revenue ramps over the coming quarters and anticipates achieving positive adjusted EBITDA for the full year 2026.

Management Commentary

“In the second quarter and over the last several weeks, we have made tremendous progress both in operational execution and the fundamental repositioning of our business as a standalone AI infrastructure provider,” said Duos CEO Doug Recker. “Financially, we began to see the early stages of the substantial performance ramp we expect to build over the course of this year, highlighted by a 30% increase in revenue and a material improvement in profitability. We also secured over $100 million in growth capital through two major transactions: a $55 million direct investment with a single institutional investor and an additional $50.4 million in proceeds resulting from the sale of our stake in New APR Energy.

“Operationally, we recently announced the successful divestiture of our legacy rail operations, which will now enable us to fully concentrate our resources on the Edge Data Center and AI infrastructure businesses. We also agreed to terms on a new $111 million, 10 MW contract with an investment-grade hyperscaler to provide critical IT-load capacity, adding to our already-substantial backlog and supporting our reaffirmed outlook to provide 25 MW of compute and generate north of $50 million in revenue by the end of this year.”

Conference Call

The Company’s management will host a conference call on Monday, August 17, 2026, at 4:30 p.m. Eastern Time to discuss these results, followed by a question-and-answer period.

Date:  Monday, August 17, 2026

Time:  4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in:   +1 877-407-3088

International:  Dial-In Matrix Link

Confirmation:  13761911

If you experience any difficulty accessing the call or wish to submit questions in advance, please contact the Company at DUOT@duostech.com. An audio replay of the call will also be available in the Investor Relations section of the Company’s website following the event.

For additional information about the Company, please visit: www.duostechnologies.com | www.duosedge.ai.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, is focused on providing and managing modular data center colocation facilities and infrastructure solutions. Through its wholly owned subsidiaries Duos Edge AI, Inc., and Duos Technology Solutions, Inc., the Company delivers high function computing infrastructure at the “Edge” designed to support high power computing facilities suitable for AI and Enterprise Computing. Duos is strategically focused on scaling its edge data center platforms in conjunction with its data center infrastructure solutions business. It provides manufacturer-agnostic sourcing and fulfillment services to support efficient deployment of data centers and IT environments. Together, these platforms position the Company to address the growing demand for distributed digital infrastructure, while continuing to support legacy applications in Tier 3 and Tier 4 markets.

For more information, visit www.duostech.com and www.duosedge.ai.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to generate sufficient cash to expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Investor Relations

Tom Colton and Greg Bradbury

Gateway Group, Inc.

+1 949-574-3860 | DUOT@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

REVENUES:
Technology solutions	3,231,544	$—	3,793,998	$—
Services and consulting - related parties	2,911,330	4,760,403	4,463,902	8,675,153
Hosting Revenue	32,549	8,000	62,824	8,000

Total Revenues	6,175,423	4,768,403	8,320,724	8,683,153

COST OF REVENUES:
Technology solutions	2,404,108	—	2,910,678	—
Services and consulting - related parties	226,255	2,976,469	770,112	5,634,537
Hosting	98,964	15,343	138,397	15,343

Total Cost of Revenues	2,729,327	2,991,812	3,819,187	5,649,880

GROSS MARGIN	3,446,096	1,776,591	4,501,537	3,033,273

OPERATING EXPENSES:
Sales and marketing	253,515	32,835	742,362	81,296
Research and development	—	—	—	—
General and administration	3,143,488	3,283,938	6,884,358	5,024,723

Total Operating Expenses	3,397,003	3,316,773	7,626,720	5,106,020

INCOME (LOSS) FROM OPERATIONS	49,093	(1,540,182)	(3,125,183)	(2,072,747)

OTHER INCOME (EXPENSES):
Interest expense	(121)	(87,348)	(121)	(406,660)
Interest income on lease receivable	3,325	1,247	6,765	1,247
Interest income	413,490	10,629	497,049	43,357
Other income, net	—	(1,875)	—	(2,061)
Gain on sale of investments	53,173,803	—	53,226,105	—

Total Other Income (Expenses), net	53,590,497	(77,348)	53,729,798	(364,118)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$53,639,590	$(1,617,530)	$50,604,615	$(2,436,865)

Income tax expense	$(4,984,170)	$—	$(4,984,170)	$—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS NET OF TAX	$48,655,420	$(1,617,530)	$45,620,445	$(2,436,865)

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS NET OF TAX	$(810,990)	$(1,900,502)	$(1,268,260)	$(3,160,829)

NET INCOME (LOSS)	$47,844,430	$(3,518,032)	$44,352,185	$(5,597,695)

Basic Net Income (Loss) Per Share From Continuing Operations	$1.61	$(0.14)	$1.70	$(0.21)
Basic Net Income (Loss) Per Share From Discontinued Operations	$(0.03)	$(0.16)	$(0.05)	$(0.27)
Basic Net Income (Loss) Per Share	$1.58	$(0.30)	$1.65	$(0.48)

Diluted Net Income (Loss) Per Share From Continuing Operations	$1.37	$(0.14)	$1.41	$(0.21)
Diluted Net Income (Loss) Per Share From Discontinued Operations	$(0.02)	$(0.16)	$(0.04)	$(0.27)
Diluted Net Income (Loss) Per Share	$1.35	$(0.30)	$1.37	$(0.48)

Weighted Average Shares-Basic	30,143,928	11,847,115	26,899,063	11,619,714
Weighted Average Shares-Diluted	35,538,098	11,847,115	32,258,735	11,619,714

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$112,308,012	$15,472,229
Accounts receivable, net	3,064,611	621,927
Accounts receivable, net - related parties	222,923	5,304,231
Holdback receivable - related parties	10,013,872	—
Lease receivable	36,307	35,361
Contract assets	2,558,125	—
Inventory	50,438	2
Prepaid expenses and other current assets	1,461,767	487,660

Total Current Assets	129,716,055	21,921,410

Deposits on equipment	68,793,810	—
Deposit on real estate	5,800,000	—
Lease receivable, less current portion	209,236	227,629
Property and equipment, net	29,726,514	27,311,933
Operating lease right of use asset - Land, net	600,506	357,561

OTHER ASSETS:
Equity Investment - Sawgrass APR Holdings LLC	—	7,233,000
Patents and trademarks, net	14,601	15,111
Total Other Assets	14,601	7,248,111

Assets held for sale	6,426,222	6,342,772

TOTAL ASSETS	$241,286,943	$63,409,415

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,445,855	$4,592,930
Notes payable - financing agreements	326,617	—
Accrued expenses	760,486	185,194
Income taxes payable	4,984,170	—
Operating lease obligation- Land - current portion	103,224	53,000
Contract liabilities, current - Technology Solutions	2,477,952	1,132,164
Contract liabilities, current - related parties	—	3,616,500

Total Current Liabilities	10,098,304	9,579,788

Contract liabilities, less current portion	18,770,228	—
Operating lease obligation - Land, less current portion	522,801	311,457

Liabilities held for sale	4,490,799	4,965,605

Total Liabilities	33,882,132	14,856,849

Commitments and Contingencies (Note 13)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at June 30, 2026 and December 31, 2025, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at June 30, 2026 and December 31, 2025, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at June 30, 2026 and December 31, 2025, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 999 and 999 issued and outstanding at June 30, 2026 and December 31, 2025, respectively, convertible into common stock at $3.00 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 12,500 and 12,500 issued and outstanding at June 30, 2026 and December 31, 2025, respectively, convertible into common stock at $2.61 per share	13	13
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at June 30, 2026 and December 31, 2025, respectively, convertible into common stock at $6.20 per share	—	—

Common stock: $0.001 par value; 500,000,000 shares authorized, 31,273,823 and 20,449,462 shares issued, 31,272,499 and 20,448,138 shares outstanding at June 30, 2026 and December 31, 2025, respectively	31,275	20,449
Additional paid-in-capital	247,381,829	132,892,595
Accumulated deficit	(39,850,855)	(84,203,040)
Sub-total	207,562,263	48,710,018
Less: Treasury stock (1,324 shares of common stock at June 30, 2026 and December 31, 2025)	(157,452)	(157,452)
Total Stockholders' Equity	207,404,811	48,552,566

Total Liabilities and Stockholders' Equity	$241,286,943	$63,409,415

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2026	2025

Cash from operating activities:
Net income (loss)	$44,352,183	$(5,597,694)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	96,249	15,410
Gain on sale on investments	(53,226,105)	—
Stock based compensation	1,752,332	2,133,933
Stock issued for services	208,750	90,000
Amortization of debt discount related to warrant liabilities	—	326,743
Amortization of right of use asset - land	9,441	—
Amortization of lease right of use asset - Edge Data Centers	—	150,821
Provision for credit losses, accounts receivable	40,561	—
Changes in assets and liabilities:
Accounts receivable	(2,507,996)	—
Accounts receivable-related parties	5,081,308	(952,898)
Lease receivable	17,447	2,789
Contract assets	(2,558,125)	—
Inventory	(50,436)	—
Prepaid expenses and other current assets	(220,791)	200,451
Accounts payable	(3,147,075)	(80,496)
Accrued expenses	5,559,462	181,437
Operating lease obligation - land	3,501	—
Financing lease obligations - Edge Data Centers	—	(12,359)
Contract liabilities, Technology solutions	1,345,788	—
Contract liabilities, related parties	(3,616,500)	(4,308,250)
Contract liabilities, less current portion	18,770,228	—

Net cash provided by (used in) operating activities - continuing operations	11,910,222	(7,850,113)
Net cash used in operating activities - discontinued operations	(549,458)	(25,624)
Net cash provided by (used in) operating activities	11,360,764	(7,875,737)

Cash flows from investing activities:
Purchase of patents/trademarks
Deposits on equipment	(68,793,810)	—
Proceeds from sale of investments	50,392,931	—
Purchase of Marketable Securities	(29,693,638)	—
Sale of Marketable Securities	29,745,940	—
Deposit on real estate	(5,800,000)	—
Purchase of property and equipment	(2,510,721)	(1,363,560)

Net cash used in investing activities - continuing operations	(26,659,298)	(1,363,560)
Net cash used in investing activities - discontinued operations	(15,087)	(24,482)
Net cash used in investing activities	(26,674,385)	(1,388,042)

Cash flows from financing activities:
Repayments on financing agreements	(389,565)	(274,965)
Repayments of notes payable, related parties	—	(1,000,000)
Proceeds from common stock issued	120,096,195	5,692,579
Proceeds from exercise of stock options	374,326	144,777
Stock issuance costs	(7,983,869)	(205,238)
Proceeds from shares issued under Employee Stock Purchase Plan	52,317	114,724

Net cash provided by financing activities - continuing operations	112,149,404	4,471,877

Net increase (decrease) in cash	96,835,783	(4,767,419)
Cash, beginning of period	15,472,229	6,266,296
Cash, end of period	$112,308,012	$1,498,877

Supplemental Disclosure of Cash Flow Information:
Interest paid	$—	$3,865
Taxes paid	$—	$19,733

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$671,834	$477,727
Transfer of inventory to property and equipment	$—	$49,609
Subscription receivable	$—	$98,235
Transfer of property and equipment to lease receivable	$—	$282,772
Non-cash financing activity: Warrants issued as part of equity raise	$2,305,016	$—
Conversion of Series E Preferred Stock to common stock	$—	$1
Initial ROU asset and liability	$256,765	$—